Exhibit 2

          Berkshire Hathaway Inc.            FlightSafety International, Inc.
          1440 Kiewit Plaza                  Marine Air Terminal
          Omaha, Nebraska  18131             LaGuardia Airport
                                             Flushing, New York  11371

                  BERKSHIRE HATHAWAY TO ACQUIRE FLIGHTSAFETY

          Omaha, Nebraska and Flushing, New York, October 15, 1996 -- Berkshire Hathaway Inc. (NYSE: BRK) and FlightSafety International, Inc. (NYSE: FSI) announced today that they have executed a definitive merger agreement pursuant to which FlightSafety will be acquired by Berkshire through a merger into a wholly owned subsidiary of Berkshire. In the merger, FlightSafety shareholders can elect to receive for each of their shares of FlightSafety either $50 in cash or $48 in Class A or Class B Common Stock of Berkshire for a total value of approximately $1.5 billion, subject to a limitation that the amount of cash to be issued in the merger will not exceed 58% of the total value of the consideration to be received in the merger. The number of shares of Berkshire to be received under the stock election will be determined based on the market price for Berkshire shares during a 5-day trading period ending the day prior to the FlightSafety shareholders' meeting to approve the merger.

          Consummation of the merger is subject to the approval of two thirds of the outstanding shares of FlightSafety and certain other customary conditions. Shareholders representing in excess of 37% of FlightSafety's Common Stock have stated that they intend to vote in favor of the transaction.

               It is anticipated that the merger will qualify under the Internal Revenue Code as a tax-free reorganization for those FlightSafety shareholders electing to receive
          Berkshire Common Stock.

               The Board of Directors of FlightSafety has unanimously approved the merger agreement and recommends it to the shareholders for approval. It is anticipated that the merger will close near the end of 1996 or early 1997.

               Mr. Albert L. Ueltschi, Chairman and Chief Executive Officer of FlightSafety, and its largest shareholder, said "I believe that this merger is in the best interests of FlightSafety, its customers, employees and shareholders. My family and I will vote our entire 37% holding in FlightSafety in favor of the merger. Further, I will elect to receive Berkshire Common Stock for all the FlightSafety shares owned by me. I personally consider Berkshire shares to be one of the finest investments that I could make and anticipate holding the shares indefinitely. I look forward to continuing to run FlightSafety as part of Berkshire, and working with Warren Buffett."

               Mr. Warren E. Buffett, Chairman of the Board of Berkshire stated, "FlightSafety is a business that I like, run by a man I like and admire. Al Ueltschi and FlightSafety will fit perfectly in the Berkshire family."

               FlightSafety provides high-technology training to operators of aircraft and ships throughout the world.

               Berkshire and its subsidiaries engage in a number of diverse business activities.

               FlightSafety was represented in this transaction by Merrill Lynch & Co. and Morgan Lewis Githens & Ahn, Inc., while Berkshire was represented by Salomon Brothers Inc.

               For information, contact Marc Hamburg at Berkshire
          (402-346-1400) and Kenneth Motschwiller at FlightSafety
          (718-565-4140).